UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMEREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT OF

AMEREN CORPORATION

Time and Date:	9:00 A.M. Tuesday April 26, 2005
Place:	The Saint Louis Art Museum Forest Park One Fine Arts Drive St. Louis, Missouri (Free parking will be available)

IMPORTANT

If you plan to attend the annual meeting of shareholders, please advise the Company in your proxy vote (by telephone or the Internet or by checking the appropriate box on the proxy card) and bring the Admission Ticket on the bottom of your proxy card. Persons without tickets will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 4, 2005, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

Please vote by proxy (via telephone or the Internet or the enclosed proxy card) even if you own only a few shares. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

    AMEREN CORPORATION

We will hold the Annual Meeting of Shareholders of Ameren Corporation at The Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, on Tuesday, April 26, 2005, at 9:00 A.M., for the purposes of

(1)	electing 12 Directors of the Company for terms ending in April 2006;

(2)	ratifying the appointment of independent auditors for the fiscal year ending December 31, 2005;

(3)	considering a shareholder proposal relating to the storage of irradiated fuel rods at the Callaway Nuclear Plant;

(4)	considering a shareholder proposal requiring an independent Chairman of the Company’s Board of Directors; and

(5)	acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s Common Stock at the close of business on March 4, 2005, you are entitled to vote at the meeting and at any adjournment thereof. All shareholders are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

You may vote via telephone or the Internet or, if you prefer, you may sign and return the enclosed proxy card in the enclosed envelope. Your prompt vote by proxy will reduce expenses. Instructions for voting by telephone or the Internet are included with this mailing. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Board of Directors.

STEVEN R. SULLIVAN

Secretary

St. Louis, Missouri

March 15, 2005

i

PROXY STATEMENT OF AMEREN CORPORATION

(First sent or given to shareholders on or about March 15, 2005)

Principal Executive Offices:

One Ameren Plaza

1901 Chouteau Avenue, St. Louis, MO 63103

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This solicitation of proxies is made by the Board of Directors of Ameren Corporation (the “Company” or “Ameren”) for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 26, 2005 (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at The Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, at 9:00 A.M. Central Time.

The Company is a holding company, the principal first tier subsidiaries of which are Union Electric Company, doing business as AmerenUE (“UE”), Central Illinois Public Service Company, doing business as AmerenCIPS (“CIPS”), CILCORP Inc. (“CILCORP”), Illinois Power Company, doing business as AmerenIP (“IP”), Ameren Services Company (“Ameren Services”), Ameren Energy Resources Company (“AER”) and Ameren Energy, Inc. (“AE”). CILCORP is the parent company of Central Illinois Light Company, doing business as AmerenCILCO (“CILCO”). AER is the parent company of Ameren Energy Generating Company (“AEG”). On September 30, 2004, the Company concluded its acquisition from Dynegy Inc. and its subsidiaries of all of the common stock of IP. The Company holds either directly or indirectly more than 50% of the voting power of UE, CIPS, CILCORP, IP, Ameren Services, AER, AE, AEG and CILCO. As a result, each of these subsidiaries constitutes a “controlled company” as defined by the New York Stock Exchange (“NYSE”) listing standards.

VOTING

Who Can Vote

The accompanying proxy card represents all shares registered in the name(s) shown thereon, including shares in the Company’s dividend reinvestment and stock purchase plan (DRPlus Plan). Participants in the Savings Investment Plans of Ameren and its subsidiaries (401(k) Plans) and the Ameren Corporation Long-Term Incentive Plan of 1998 will receive separate proxies for shares in such plans.

Only shareholders of the Company’s Common Stock of record at the close of business on the Record Date, March 4, 2005, are entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, holders of more than one-half of the outstanding shares must be present in person or represented by proxy so that there is a quorum. A quorum consists of a majority of the outstanding shares, present or represented by proxy. The voting securities of the Company on March 4, 2005, consisted of 195,403,131 shares of Common Stock. Each share of Common Stock is entitled to one vote. It is important that you vote promptly so that your shares are counted toward the quorum.

In determining whether a quorum is present at the Annual Meeting, shares registered in the name of a broker or other nominee, which are voted on any matter, will be included. In tabulating the number of votes cast, withheld votes, abstentions and non-votes by banks and brokers are not included. Shareholder votes are tabulated by independent inspectors of election.

The Board of Directors has adopted a confidential voting policy for proxies. This policy does not prohibit disclosure where it is required by applicable law.

How You Can Vote

By Proxy.    Before the Annual Meeting, you can give a proxy to vote your shares of the Company’s Common Stock in one of the following ways:

-	by calling the toll-free telephone number;

-	by using the Internet (http://www.ameren.com); or

-	by completing and signing the enclosed proxy card and mailing it in time to be received before the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone or the Internet, please follow the instructions on your proxy card. Additional instructions will be provided on the telephone message and website. Please have your proxy card at hand when voting.

If you mail us your properly completed and signed proxy card, or vote by telephone or the Internet, your shares of the Company’s Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board – FOR the Board’s nominees for director Item (1), FOR ratifying the appointment of the independent auditors Item (2), AGAINST the shareholder proposal Item (3), and AGAINST the shareholder proposal Item (4). On any other matters, the named proxies will use their discretion.

If you hold any shares in the Savings Investment Plans of Ameren and its subsidiaries, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the Annual Meeting in order to count. In accordance with the terms of the plans, the trustee will vote all of the shares held in the plans in the same proportion as the actual proxy votes submitted by plan participants.

If you have shares registered in the name of a bank, broker, or other registered owner or nominee, you should receive instructions from that registered owner about how to instruct them to vote those shares.

In Person.    You may come to the Annual Meeting and cast your vote there. Only shareholders of record at the close of business on the Record Date, March 4, 2005, are entitled to vote at the Annual Meeting.

How You Can Revoke Your Proxy

You may revoke your proxy at any time after you give it and before it is voted by entering a new vote by telephone or the Internet or by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting. To revoke a proxy by telephone or the Internet, you must do so by 11:59 P.M. Central Time on April 24, 2005 (following the directions on the proxy card). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

OTHER ANNUAL MEETING MATTERS

How You Can Obtain Materials For the Annual Meeting

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 15, 2005. In the same package with this proxy material, you should have received a copy of the Company’s 2004 Summary Annual Report to Shareholders and its Annual Report to the Securities and Exchange Commission (the “SEC”) on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”), including consolidated financial statements. When you receive this package, if all of these materials are not included, please contact us and a copy of any missing material will be sent at no expense to you.

You may reach us:

-	by mail addressed to the Office of the Secretary

Ameren Corporation

P.O. Box 66149, MC 1370

St. Louis, MO 63166-6149

-	by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502)

How You Can Review the List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

Webcast of the Annual Meeting

The Annual Meeting will also be webcast on April 26, 2005. You are invited to visit http://www.ameren.com at 9:00 A.M. on April 26, 2005, to hear the webcast of the Annual Meeting. On the home page, you will click on “Live Webcast Annual Meeting April 26, 2005, 9:00 A.M. CT,” then the appropriate audio link. The webcast will remain on the Company’s website for one year. You cannot record your vote on this webcast.

ITEMS YOU MAY VOTE ON

Item (1):    Election of Directors

Twelve directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The 12 nominees for director who receive the most votes will be elected. Shareholders may not cumulate votes in the election of directors.

The Company’s Board of Directors is currently comprised of 14 members. Consistent with the Company’s By-Laws, the Board’s membership was increased from 12 with the Board’s election of

Mr. Patrick T. Stokes effective in December 2004 and of Dr. Gayle P. W. Jackson effective in February 2005. Mr. James C. Johnson has been nominated for election to the Board for the first time at the Annual Meeting. Messrs. Clifford L. Greenwalt, Thomas A. Hays and John Peters MacCarthy, who have been members of the Board since 1997, are completing their director service at the Annual Meeting pursuant to the Company’s age policy for directors. As a result of these retirements, the size of the Board of Directors will be reduced to 12 members effective as of the Annual Meeting.

Information Concerning Nominees to the Board of Directors

The nominees for the Board of Directors of the Company are listed below, along with their age as of December 31, 2004, tenure as director and business background for at least the last five years. Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. Except for Mr. Johnson, all of the nominees are currently directors of the Company. Each of the current directors has been elected by the Company’s shareholders at prior annual meetings, except for Mr. Stokes and Dr. Jackson who were initially elected by the directors to fill vacancies on the Board in December 2004 and February 2005, respectively. Mr. Stokes, Dr. Jackson and Mr. Johnson, all of whom are non-management director nominees, were initially recommended for membership on the Board by current non-management directors. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer except that Mr. Charles W. Mueller is the father of Michael G. Mueller, who is an executive officer of certain Company subsidiaries. See “Corporate Governance – Certain Relationships and Related Transactions” below for further information on this family relationship and certain other reportable family relationships with employees of the Company who are not executive officers. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of the Board of Directors and were unanimously nominated by the Board of Directors.

SUSAN S. ELLIOTT

Chairman and Co-Chief Executive Officer of Systems Service Enterprises, Inc., a privately held information technology firm. Ms. Elliott founded Systems Service Enterprises, Inc. in 1966. Director of the Company since 2003. Ms. Elliott is a past Chairman of the Federal Reserve Bank of St. Louis. Other directorships: Angelica Corporation. Age: 67.

GAYLE P. W. JACKSON, Ph.D.

President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies. From 2002 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Central and Eastern Europe, Latin America and Asia. From 1985 to 2001, Dr. Jackson was President of a consulting firm that advised energy companies on corporate development and diversification strategies and national and international governmental institutions on energy policy. From 1985 to 1995, she was Chief of Staff of the Coal Industry Advisory Board, which was established by the Paris-based International Energy Agency to obtain expert advice from industry executives on strategies for reducing dependence on oil. From 1978 to 1985, she held corporate planning, business development and international sales and marketing positions at Peabody Holding Company, Inc. Dr. Jackson is Deputy Chairman of the Federal Reserve Bank of St. Louis. Director of the Company since February 2005. Age: 58.

JAMES C. JOHNSON

Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, an aerospace and defense firm. Mr. Johnson joined The Boeing Company in May 1998 and has served in his current position since December 2003. Prior to joining The Boeing Company, Mr. Johnson served as Vice President, Secretary and Assistant General Counsel of Northrop Grumman Corporation from 1988 to 1998 Age: 52.

RICHARD A. LIDDY

Retired Chairman of GenAmerica Financial Corporation, which provides life, pension, annuity and related insurance products and services. Mr. Liddy served as Chairman of the Board of GenAmerica Financial from September 2000 to April 2002. He also served as Chairman of the Board of Reinsurance Group of America from May 1993 to April 2002. Mr. Liddy was President of GenAmerica Financial from May 1988 to September 2000 and Chief Executive Officer of General American Life Insurance Company from May 1992 to September 2000. In January 2000, while Mr. Liddy served as President of GenAmerica Financial Corporation, GenAmerica sold its mutual holding company to Metropolitan Life Insurance Company. At the request of the Missouri State Insurance Department, a receiver was appointed in order to oversee the equitable distribution of proceeds to policyholders. Director of the Company since 1997. Director of CILCORP and, until April 2004, director of the other following Ameren “controlled companies”: CILCO; UE; CIPS; AEG. Other directorships: Brown Shoe Company, Inc.; Ralcorp Holdings Inc.; Energizer Holdings, Inc. Age: 69.

GORDON R. LOHMAN

Retired Chairman and Chief Executive Officer of AMSTED Industries Incorporated, Chicago, Illinois, a manufacturer of railroad, construction, and general industrial products. Mr. Lohman was elected President of AMSTED Industries in 1988 and became Chief Executive Officer in 1990 and Chairman in 1997. He retired in 1999. Director of the Company since 1997. Other directorships: Fortune Brands, Inc. Age: 70.

RICHARD A. LUMPKIN

Chairman of Consolidated Communications, Inc., a telecommunications holding company. Mr. Lumpkin assumed his present position as Chairman of Consolidated Communications, Inc. on January 1, 2003 upon the acquisition of the former Illinois Consolidated Telephone Company from McLeodUSA Incorporated. Prior to the acquisition, Mr. Lumpkin had served as President of Illinois Consolidated Telephone Company since 1977 and also Chairman and Chief Executive Officer since 1990. As a result of a September 1997 merger, he also had served as Vice Chairman of McLeodUSA Incorporated until April 2002. In order to complete a recapitalization, McLeodUSA Incorporated filed, in January 2002, a pre-negotiated plan of reorganization through a Chapter 11 bankruptcy petition filed in the United States Bankruptcy Court for the District of Delaware. In April 2002, McLeodUSA Incorporated’s plan of reorganization became effective and it emerged from Chapter 11 protection. Director of the Company since 1997. Director of the following Ameren “controlled companies” until April 2004: CILCORP; CILCO; UE; CIPS; AEG. Other directorships: Consolidated Communications, Inc.; First Mid-Illinois Bancshares, Inc.; First Mid-Illinois Bank & Trust. Age: 69.

PAUL L. MILLER, JR.

President and Chief Executive Officer of P. L. Miller & Associates, a management consulting firm which specializes in strategic and financial planning for privately held companies and distressed businesses and in international business development. He is also a principal in Stewart, Miller and Associates, a financial advisory firm for small to middle market companies. Mr. Miller has served as

President of an international subsidiary of an investment banking firm, and for over 20 years was President of consumer product manufacturing and distribution firms. Director of the Company since 1997. Director of the following Ameren “controlled companies” until April 2004: CILCORP; CILCO; UE; CIPS; AEG. Other directorships: LMI Aerospace, Inc.; Kennedy Capital Management, Inc.; Piedmont Investment Advisors, LLC. Age: 62.

CHARLES W. MUELLER

Retired Chairman and Chief Executive Officer of the Company, UE and Ameren Services and retired Chairman of CILCORP and CILCO. Mr. Mueller began his career with UE in 1961 as an engineer and held various positions with UE and other Ameren subsidiaries during his employment. He was elected President of UE in 1993 and Chief Executive Officer in 1994. Mr. Mueller was elected Chairman, Chief Executive Officer and President of Ameren upon its formation in 1997. He relinquished his position as President of Ameren, UE and Ameren Services in 2001. He was elected Chairman of CILCORP and CILCO in January 2003. Mr. Mueller retired as an officer of Ameren and its subsidiaries on December 31, 2003. Director of the Company since 1997. Mr. Mueller is a past Chairman and former director of the Federal Reserve Bank of St. Louis. Other directorships: Angelica Corporation. Age: 66.

DOUGLAS R. OBERHELMAN

Group President of Caterpillar Inc., a maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Oberhelman joined Caterpillar in 1975. He held a variety of positions, including senior finance representative based in South America for Caterpillar Americas Co. and region finance manager and district manager for Caterpillar’s North American Commercial Division, before his appointment as managing director and vice general manager of strategic planning at Shin Caterpillar Mitsubishi Ltd. (Toyko) in 1991. He was elected a Vice President in 1995 when he served as Caterpillar’s Chief Financial Officer. In 1998, he accepted leadership of Caterpillar’s Engine Products Division. Mr. Oberhelman was elected a Group President in 2001 with responsibility for Caterpillar’s corporate financial, audit and compliance, and legal divisions. Director of the Company since 2003. Director of the following Ameren “controlled companies” until April 2004: CILCORP; CILCO; UE; CIPS; AEG. Other directorships: South Side Bank (in Peoria, Illinois). Age: 51.

GARY L. RAINWATER

Chairman, Chief Executive Officer and President of the Company, UE, CILCORP and Ameren Services and Chairman and Chief Executive Officer of CIPS, CILCO and IP. Mr. Rainwater began his career with UE in 1979 as an engineer and has held various positions with UE and other Ameren subsidiaries during his employment. He was elected President and Chief Operating Officer of the Company, UE and Ameren Services in 2001. Effective January 1, 2004, Mr. Rainwater was elected to serve as Chairman and Chief Executive Officer of the Company, UE and Ameren Services in addition to his position as President. At that time, he was also elected Chairman of CILCORP and CILCO in addition to his position as Chief Executive Officer and President of those companies which he assumed in 2003. In September 2004, upon Ameren’s acquisition of IP, Mr. Rainwater was elected Chairman, Chief Executive Officer and President of IP. He currently holds the position of Chairman and Chief Executive Officer of CIPS, CILCO and IP after relinquishing his position as President in October 2004. Director of the Company since October 2003. Director of the following Ameren “controlled companies”: CILCORP; CILCO; UE; CIPS; AEG; IP. Age: 58.

HARVEY SALIGMAN

Partner of Cynwyd Investments, a family real estate partnership. Mr. Saligman has been a partner of Cynwyd Investments since 1996. He also served in various executive capacities in the consumer products industry for more than 35 years. Director of the Company since 1997. Director of the following Ameren “controlled companies” until April 2004: CILCORP; CILCO; UE; CIPS; AEG. Age: 66.

PATRICK T. STOKES

President and Chief Executive Officer of Anheuser-Busch Companies, Inc., a holding company, and Chairman and Chief Executive Officer of Anheuser-Busch, Incorporated, a producer and distributor of beer. Mr. Stokes has been affiliated with Anheuser-Busch since 1969, was elected President of Anheuser-Busch, Incorporated in 1990, and has served in his current positions since 2002. From 2000 to 2002, he served as Senior Executive Vice President of Anheuser-Busch Companies, Inc. Director of the Company since December 2004. Other directorships: Anheuser-Busch Companies, Inc., U.S. Bancorp. Age: 62.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE DIRECTOR NOMINEES.

Board Structure, Director Compensation and Corporate Governance

Board Structure

Board and Committee Meetings and Annual Meeting Attendance – During 2004, the Board of Directors met nine times. All directors attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

In February 2004, the Company adopted a policy to encourage Board members to attend the annual meeting of shareholders. At the last annual meeting, 12 of the 13 then incumbent directors were in attendance.

Age Policy – Directors who attain age 72 prior to the date of an annual meeting cannot be designated as a nominee for election at that annual meeting. Directors Greenwalt, Hays and MacCarthy are completing their Board service at the Annual Meeting pursuant to this age policy. In addition, the eligibility of former employees, except for an employee who has been elected Chief Executive Officer of Ameren, UE or CIPS, is limited to the date upon which they retire, resign or otherwise sever active employment with the respective company.

Board Committees – The Board of Directors has a standing Audit Committee, Contributions Committee, Executive Committee, Human Resources Committee, Nominating and Corporate Governance Committee, and Nuclear Oversight Committee (formed in December 2004), the members of which are identified below. The Audit Committee, Human Resources Committee and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom the Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors.

Audit Committee

Members:	Harvey Saligman, Chairman	Paul L. Miller, Jr.
	Richard A. Liddy	Douglas R. Oberhelman
Richard A. Lumpkin

The general functions of the Audit Committee include: (1) reviewing with management and the independent auditors the design and effectiveness of the Company’s system of financial reporting internal controls; (2) reviewing the scope and results of the annual examination and other services performed by the independent auditors; (3) reviewing and discussing with management and the independent auditors the Company’s annual audited financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommending to the Board the inclusion of such financial statements in the Company’s Annual Report on SEC Form 10-K (see “Audit Committee Report” below); (4) reviewing and discussing with management and the independent auditors the Company’s quarterly financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (5) reviewing with management and the independent auditors the Company’s earnings press releases; (6) appointing, compensating, overseeing and evaluating of independent auditors and pre-approving audit and other services they perform; (7) reviewing the scope of audits and the annual budget of the Company’s internal auditors; (8) reviewing the appointment of the Company’s internal audit manager, or approving the retention of any third party provider of internal audit services; (9) reviewing the performance of the Company’s internal audit function and ensuring that the Company maintains an internal audit function; and (10) taking other actions as required by the Sarbanes-Oxley Act of 2002. The Audit Committee has established a system to enable employees to communicate directly with the members of the Committee about deficiencies in the Company’s accounting, internal controls and auditing practices. The Audit Committee held 12 meetings in 2004. The Board of Directors has determined that each of the members of the Audit Committee is qualified to serve on the Audit Committee in accordance with the criteria specified in rules issued by the SEC and the NYSE. In addition, the Board of Directors has determined that Mr. Oberhelman qualifies as an “audit committee financial expert” as that term is defined by SEC rules.

The Audit Committee annually reviews its written charter and recommends to the Board of Directors changes to the charter. The Board adopted changes to the charter in February 2004, principally to take into account recently adopted rules of the SEC and the NYSE. A copy of the current written charter of the Audit Committee is attached hereto as Appendix A.

Human Resources Committee

Members:	Gordon R. Lohman, Chairman	John Peters MacCarthy
Thomas A. Hays
Richard A. Liddy

The general functions of the Human Resources Committee include: (1) reviewing and approving corporate goals and objectives relevant to compensation of Chief Executive Officers and Presidents of the Company and its subsidiaries, evaluating performance and compensation of these officers in light of such goals and objectives and establishing compensation levels for these officers; (2) overseeing the evaluation of other executive officers of the Company and its subsidiaries and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under the Company’s Long-Term Incentive Plan of 1998; (4) reviewing and approving any executive employment agreements, severance agreements, change in control agreements and determining policy with respect to Internal Revenue Code Section 162(m); and (5) acting on important policy matters affecting Company personnel. The Human Resources Committee held eight meetings in 2004. See the “Ameren Corporation Human Resources Committee Report on Executive Compensation” below.

Nominating and Corporate Governance Committee

Members:	John Peters MacCarthy, Chairman	Thomas A. Hays
Susan S. Elliott

The Nominating and Corporate Governance Committee is responsible for the nomination of directors and the Company’s corporate governance practices. More specifically, the Committee is responsible for: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) reviewing the Board’s policy for director compensation and benefits; (4) establishing a process by which shareholders will be able to communicate with members of the Board; and (5) developing and recommending to the Board corporate governance guidelines applicable to the Company. The Company normally does not pay any third party a fee to identify or evaluate or assist in identifying or evaluating potential director nominees and did not do so with regard to the nominees recommended for election in this proxy statement. The Nominating and Corporate Governance Committee also has oversight responsibilities with respect to the Company’s code of business conduct (referred to as its Corporate Compliance Policy) and its Code of Ethics for Principal Executive and Senior Financial Officers. See “Corporate Governance” below. The Nominating and Corporate Governance Committee held five meetings in 2004.

The Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with the Company’s Policy Regarding Nominations of Directors, a copy of which is attached hereto as Appendix B. The Board adopted changes to this policy in February 2005 to take into account recently adopted revisions to the rules of the NYSE. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in Section 1 of the Policy Regarding Nominations of Directors. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, the Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

The Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined by the Company’s Policy Regarding Nominations of Directors. See “Corporate Governance – Director Independence” below.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules.

Contributions Committee

Members:	Charles W. Mueller, Chairman	Thomas A. Hays
Clifford L. Greenwalt

The Contributions Committee makes policies and recommendations with respect to charitable and other contributions. The Contributions Committee held three meetings in 2004. Effective after the Annual Meeting, the Contributions Committee will be renamed the Public Policy Committee and will assume the additional functions of reviewing and overseeing the Company’s policies, practices and performance with respect to corporate citizenship and public affairs considerations affecting the Company’s relationship and reputation with its key constituents.

Executive Committee

Members:	Clifford L. Greenwalt	Paul L. Miller, Jr.
	Richard A. Liddy	Charles W. Mueller
	Gordon R. Lohman	Gary L. Rainwater
John Peters MacCarthy

The Executive Committee has such duties as may be delegated to it from time to time by the Board and has authority to act on most matters concerning management of the Company’s business during intervals between Board meetings. The Executive Committee held five meetings in 2004.

Nuclear Oversight Committee

Members:	Charles W. Mueller, Chairman	Harvey Saligman
Susan S. Elliott

The Nuclear Oversight Committee was formed by the Company’s Board of Directors in December 2004 to provide Board-level oversight of the Company’s nuclear power facility as well as long-term plans and strategies of Ameren’s nuclear power program and make appropriate reports to the Board. The Nuclear Oversight Committee did not meet in 2004.

Executive Sessions of Non-management Directors – The non-management directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors as defined by the NYSE listing standards is held at least once a year. During 2004, all non-management directors were independent, except Mr. Mueller. Mr. MacCarthy served as Lead Director presiding at such executive sessions during 2004 and will continue to do so until his retirement at the Annual Meeting. Mr. Lohman has been chosen to replace Mr. MacCarthy as Lead Director, subject to his election as a director at the Annual Meeting. The Lead Director’s duties include convening and chairing meetings of the non-management directors in executive session; convening and chairing meetings of the independent directors in executive session; presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors and independent directors; regularly polling the non-management directors for advice on agenda items for meetings of the Board; serving as a liaison between the Chairman and Chief Executive Officer and the non-management directors; collaborating with the Chairman and Chief Executive Officer in developing the agenda for meetings of the Board and approving such agendas; approving information that is sent to the Board; collaborating with the Chairman and Chief Executive Officer and the chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approving such schedules; collaborating with the Chairman and Chief Executive Officer in developing the budget of the Board; and if requested by the major shareholders, ensuring that he is available for consultation and direct communication.

Director Compensation

Fees and Stock Awards – In 2004, the compensation for each director who is not an employee of the Company consisted of the following:

•	A base cash annual retainer of $20,000 payable in 12 equal installments.

•	An award of 1,000 shares of the Company’s common stock provided annually to all directors on or about January 1 and as of July 1, 2004, an award of 1,000 shares of the Company’s common stock provided to new directors upon initial election to the Company’s Board.

•	A fee of $1,500 for each Board meeting attended. As of July 1, 2004, the previously applied 50 percent reduction of this fee for attending the meeting by telephone rather than in person was eliminated.

•	A fee of $1,000 for each Board Committee meeting attended. As of July 1, 2004, the previously applied 50 percent reduction of this fee for attending the meeting by telephone rather than in person was eliminated.

•	An additional annual cash retainer of $10,000 for the Lead Director and for the chairpersons of the Human Resources Committee, the Nominating and Corporate Governance Committee, and the Nuclear Oversight Committee (effective February 2005). The chairperson of the Public Policy Committee (renamed from the Contributions Committee effective after the Annual Meeting) will also receive an additional annual cash retainer of $10,000.

•	An additional annual cash retainer of $15,000 for the chairperson of the Audit Committee and an additional $5,000 annual cash retainer for each Audit Committee member.

•	Reimbursement of customary and usual travel expenses.

Directors who are employees of the Company do not receive compensation for their services as a director.

The following table sets forth the compensation paid to non-management directors during fiscal year 2004, other than reimbursement for travel expenses.

Director	Annual Board/ Committee Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	All Other Compensation ($)(1)		Total ($)	Stock Awards (in shares)
W. E. Cornelius(2)	20,000	12,750	2,500	-		35,250	1,000
S. S. Elliott	20,000	10,500	3,500	-		34,000	1,000
C. L. Greenwalt	20,000	12,750	6,500	0		39,250	1,000
T. A. Hays	20,000	12,750	13,500	0		46,250	1,000
R. A. Liddy	25,000	10,500	16,500	0		52,000	1,000
G. R. Lohman	30,000	10,500	11,500	0		52,000	1,000
R. A. Lumpkin	25,000	12,750	9,000	0		46,750	1,000
J. P. MacCarthy	40,000	11,250	15,500	0		66,750	1,000
P. L. Miller, Jr.	25,000	12,000	13,500	-		50,500	1,000
C. W. Mueller	20,000	12,750	7,500	11,850	(3)	52,100	1,000
D. R. Oberhelman	25,000	12,000	6,500	0		43,500	1,000
H. Saligman	35,000	12,000	11,000	0		58,000	1,000
P. T. Stokes(4)	-	-	-	-		-	1,000

(1)	Consists of above-market earnings on deferred compensation (see “Deferred Compensation Plan Participation” below) and for Mr. Mueller, the provision of office space and secretarial services at the Company’s headquarters. (See footnote 3 below.) In 2004, earnings on deferred compensation were not above market as defined by SEC rules. A dash (-) indicates that the individual did not participate in the deferred compensation plan in 2004.
(2)	Mr. Cornelius completed his Board service as a director at the annual meeting of shareholders on April 27, 2004. He is serving as an advisor to the Board until the Annual Meeting and receives compensation equivalent to a director, including stock awards.
(3)	Amount represents the estimated value of office space ($7,350) and secretarial services ($4,500) at the Company’s headquarters provided to Mr. Mueller during 2004.
(4)	Mr. Stokes was first elected to the Board on December 15, 2004.

Deferred Compensation Plan Participation – An optional deferred compensation plan available to directors permits non-management directors to defer all or part of their annual cash retainers and meeting fees. The minimum amount that can be deferred in any calendar year is $3,500. Deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Deferred amounts earn interest at 150 percent of the average Mergent’s Seasoned AAA Corporate Bond Yield Index (“Mergent’s Index,” formerly called Moody’s Index) until the participant director retires or dies. After the participant director retires or dies, the deferred amounts earn interest at the average Mergent’s Index rate. For 2004, the average Mergent’s Index rate was 5.67 percent, 150 percent of which was 8.51 percent. A participant director may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over five, ten or fifteen years. If a participant director revokes the election to defer retainers and fees, deferred amounts will be distributed in a lump sum with all interest credited to the participant’s account forfeited. Costs of the deferred compensation plan are expected to be recovered through the purchase of life insurance on the participants, with the Company being the owner and beneficiary of the insurance policies. Directors Greenwalt, Hays, Liddy, Lohman, Lumpkin, MacCarthy, Oberhelman and Saligman deferred amounts under the plan in 2004. In the event a participating director resigns from the Board of Directors prior to becoming eligible for retirement and after the occurrence of a change in control (as defined in such plan), the balance in such director’s deferral account, including interest payable at 150 percent of the average Mergent’s Index shall be distributed in a lump sum to the director within 30 days after the date the director resigns.

Stock Ownership Guidelines – In August 2004, the Company’s Board of Directors adopted a voluntary stock ownership guideline applicable to all of its directors. Under this guideline, within five years of its adoption, all then current directors are encouraged to own Company Common Stock equal in value to at least three times their base cash annual retainer and to hold such amount of stock throughout their directorships. New directors are encouraged to meet this level of stock ownership within five years after their initial election to the Board.

Corporate Governance

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct – The Board of Directors has adopted Corporate Governance Guidelines, a Policy Regarding Nominations of Directors, a Shareholder Communications Policy and written charters for its Audit Committee, Human Resources Committee, Nominating and Corporate Governance Committee, and Nuclear Oversight Committee. The Board of Directors also has adopted the Company’s code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the Company’s directors, officers and employees and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers. These documents and other items relating to the governance of the Company, including the Company’s corporate strategic planning process and the Board’s involvement in such process, can be found on the Company’s website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Director Independence – The Board of Directors has determined, after careful review, that all director nominees, except Messrs. Mueller and Rainwater, are independent as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors.

Under the Company’s Policy Regarding Nominations of Directors, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•	has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•	is not and no member of his or her immediate family is currently a partner of a firm that is the Company’s internal or external auditor; is not a current employee of the Company’s internal or external auditor; does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practices; and for the past three years has not, and no member of his or her immediate family has been (and no longer is) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has, been part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2 percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and

•	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2 percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•	Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

•	The aggregate amount of such payments must not exceed 2 percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2 percent standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5 percent equity interest.

Certain Relationships and Related Transactions – During 2004, subsidiaries of Ameren were parties to certain business transactions with institutions related to directors and nominees. These transactions, which were principally related to the supply of regulated public utility energy services and non-regulated energy services, were done in the ordinary course of business, with terms and conditions the same or substantially the same as those prevailing for comparable transactions with non-affiliated persons. The Board of Directors has determined that these business transactions do not cause a material relationship to exist between the Company and a director or nominee as defined by the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors.

Only Messrs. Oberhelman and Cornelius had business relationships with the Company in 2004 that are required to be reported. Mr. Oberhelman is an executive officer of Caterpillar Inc. which purchases regulated public utility energy services and non-regulated energy services from certain of the Company’s subsidiaries (primarily CILCO, Ameren Energy Marketing Company, IP and UE) and sells and leases equipment to some of the Ameren subsidiaries. During 2004, revenues from energy sales by Ameren subsidiaries to Caterpillar aggregated approximately $41 million excluding revenues from the supply of regulated public utility services and revenues based on competitive bid transactions. Payments made during 2004 by Ameren subsidiaries to Caterpillar for the purchase or lease of equipment aggregated approximately $1.8 million and for the repurchase of energy aggregated approximately $84,000. These transactions, many of which are for multiple year terms, were entered into in the ordinary course of business on an arms length basis. The total of all payments made by the Company’s subsidiaries to Caterpillar and payments received by the Company’s subsidiaries from Caterpillar during 2004 (including payments related to the supply of regulated public utility services and payments related to competitive bid transactions) did not exceed 2 percent of Caterpillar’s 2004 consolidated revenues of approximately $30.25 billion. In addition, the total of all payments made by Ameren subsidiaries to Caterpillar during 2004 were less than 2 percent of Ameren’s 2004 consolidated revenues of approximately $5.2 billion.

Mr. Cornelius has served as an advisor to the Company’s Board of Directors since his retirement as a director in April 2004. He received cash compensation of $22,336 for his service as an advisor in 2004. See the table under “Director Compensation” above for his total director and advisor compensation in 2004.

In addition to the above business relationships, certain of the Company’s directors and executive officers had reportable family relationships in 2004. Charles W. Mueller is the father of Michael G. Mueller, President of the Company’s wholly-owned indirect subsidiary, Ameren Energy Fuels and Services Company and Vice President of Ameren Services, for which he received in 2004 aggregate salary, bonus and other compensation of $314,887 and a restricted stock award of 1,726 shares of Ameren Common Stock, valued at $79,983 based on the closing market price of $46.34 per share on February 13, 2004, the date the restricted stock was awarded. See Footnotes 3 and 4 to the “Summary Compensation Table” under “Executive Compensation” below for information regarding restricted stock awards and other compensation, respectively. Another son of Mr. Mueller, Charles R. Mueller, is employed by recently acquired IP as a supervising engineer, for which he received aggregate salary and bonus of $141,088 for 2004. A sister of Gary L. Rainwater, Patricia A. Fuller, is employed by Ameren Services as a supervisor in its Human Resources Function, for which she received aggregate salary and bonus of $99,480 for 2004. Wendy C. Brumitt, a daughter of Thomas R. Voss, Executive Vice President and Chief Operating Officer of the Company and an executive officer of various Company subsidiaries, is employed by UE as an engineer at its Callaway nuclear plant, for which she received aggregate salary and bonus of $71,047 for 2004. Gary L. Weisenborn, a brother of Dennis W. Weisenborn, a Vice President of various Company subsidiaries, is employed by UE as a power plant superintendent for which he received aggregate salary and bonus of $127,178 for 2004. Diana L. Weisenborn, the wife of Gary L. Weisenborn and sister-in-law of Dennis W. Weisenborn, is employed by Ameren Services as an executive secretary, for which she received aggregate salary and bonus of $60,422 for 2004. Jennifer Curtis, a daughter of Craig D. Nelson, a Vice President of various Company subsidiaries, is employed by CILCO as a supervisor in its Credit Department, for which she received aggregate salary and bonus of $62,366 for 2004.

Shareholder Communications with Directors – The non-management directors of the Board of Directors have adopted a policy for shareholders to send communications to the Board. Shareholders who desire to communicate with the Company’s directors or a particular director may write to: Ameren Corporation Board of Directors, c/o Manager of Investor Relations, 1901 Chouteau Avenue, MC 202, St. Louis, Missouri 63103. Communications received from shareholders to the Board of Directors will be reviewed by the Manager of Investor Relations and if they are relevant to, and consistent with, the Company’s operations and policies that are approved by all non-management members of the Board, they will be forwarded to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Annual Assessment of Board and Board Committee Performance – The Board reviews its own performance, structure and processes in order to assess how effectively it is functioning. This assessment is implemented and administered by the Nominating and Corporate Governance Committee through an annual Board self-evaluation survey. The views of individual directors are collected by the Secretary of the Company and the Chairman of the Nominating and Corporate Governance Committee and summarized for consideration by the full Board. In addition, each of the Audit Committee, Human Resources Committee and the Nominating and Corporate Governance Committee of the Board conduct an annual self evaluation of its performance. The Board’s Nuclear Oversight Committee and Public Policy Committee will begin conducting an annual self evaluation of their performance in 2005.

Item (2):    Ratification of the Appointment of Independent Auditors for the Fiscal Year Ending December 31, 2005

The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ending December 31, 2005. PwC was appointed by the Audit Committee.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider this factor when making any determination regarding PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Passage of the proposal requires the affirmative vote of a majority of the votes cast.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2005.

Item (3):    Shareholder Proposal Relating to the Storage of Irradiated Fuel Rods at the Callaway Nuclear Plant

Proponents of the shareholder proposal described below notified the Company of their intention to attend the Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information.

WHEREAS:

As long as the Callaway nuclear plant operates, it will continue generating radioactively and thermally hot, irradiated fuel rods. In order to replace some irradiated fuel rods every few years with new fuel rods, the irradiated rods must be transferred from the Reactor Vessel to the on-site Spent Fuel Pool for wet storage and cooling for at least five years. Callaway’s irradiated fuel rods have been accumulating in the fuel pool since 1986. The US Nuclear Regulatory Commission has granted Ameren permission to store far more irradiated rods in the Callaway fuel pool than had been intended in the pool’s initial design.

Irradiated fuel rods must be kept isolated from the biosphere for hundreds of thousands of years.

According to a February 2001 NRC study, even in a shutdown plant undergoing decommissioning, a spent fuel pool catastrophe could raise the risk of radiation-induced cancer as far away as 500 miles, and of fatalities from radiation poisoning near the plant. The risks from a fuel pool accident at an operating plant are at least as great.

In 2002 the President and the Congress approved the siting of a federal underground repository for irradiated fuel rods at Yucca Mountain, Nevada. The repository is not yet finally designed or licensed. Even if it were to be licensed, its construction would not be completed until at least 2015.

In July 2004 the U.S. Court of Appeals, D.C. Circuit, ruled that the EPA standard for the Yucca Mountain facility (that regulates radiation releases for 10,000 years) does not reflect the 1995 National Academy of Sciences finding that peak risks to public health “might occur tens to hundreds of thousands of years or even further into the future.”

The nuclear industry describes Yucca Mountain as one single site where all the nation’s irradiated fuel rods could be consolidated. However, capacity at Yucca Mountain is limited by law. Irradiated fuel rods now being stored at reactors older than Callaway would have priority for disposal space. There may not be room for a sizable amount of Callaway’s fuel rods in this first national repository.

Since each nuclear power plant’s irradiated rods must be kept submerged in water at that plant’s site at least temporarily, highly radioactive rods will continue to be generated and stored at every operating plant nationwide as long as nuclear plants continue operating.

RESOLVED:

In light of heightened public safety concerns, shareholders request that Ameren prepare a report, at reasonable cost, that outlines the current substantial radiation risks of the interim storage of irradiated fuel rods at the Callaway Plant and that proposes measures to reduce those risks. A copy of the report, omitting proprietary and security information, should be available to shareholders on request by August 2005.

SUPPORTING STATEMENT:

Ameren remains morally responsible and financially liable for Callaway, for seeking to secure its radioactive wastes, and for protecting its workers and the public into the indefinite future. We believe this study is essential for realistic and responsible economic and ethical planning.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM (3).

The Board is of the opinion that the concerns about the potential risks of the interim storage of spent nuclear fuel at the Callaway Plant are not well grounded and thus developing information in the form requested is unnecessary and would increase expenses without commensurate increase in relevant information.

•	The U.S. Nuclear Regulatory Commission (“NRC”) has determined that the spent fuel storage pools are robust structures constructed of very thick concrete walls with stainless steel liners, and are designed to safely contain irradiated fuel until its eventual removal to permanent storage facilities. The spent fuel is stored in racks resting on the floor of the pools and is covered by more than 20 feet of water. The pools are designed to prevent a rapid loss of water with the structure intact, and possess other design features that make them highly resistant to damage and ease the ability to cope with any damage. The pool water level and cooling system are monitored and alarm in the control room when issues arise. Thus, the response time for accidents or other events involving the spent fuel pool is such that it allows appropriate responsive action by the plant staff before fuel becomes uncovered or radioactive material from the pool can be released to the outside environment. Also, multiple sources of water, beyond the normal sources, are available to add water to the spent fuel pool. Further, offsite resources can be brought onsite to assist the response to a spent fuel pool accident.

•	Results from NRC analyses indicate that radiation risks associated with such an extreme event as loss of all water in the spent fuel pool would be much less severe than previously estimated, and would certainly be much less than those predicted in the February 2001 study referenced in the shareholder proposal – a study whose assumptions, methodology and conclusions have been repudiated by the NRC.

To the extent that concerns about the safety of irradiated fuel stored in spent fuel pools arises from the perceived risk of potential terrorist attacks against Callaway, such concerns are unfounded.

•	When discussing NRC studies in a September 8, 2004 letter to the Homeland Security Secretary, NRC Chairman Nils Diaz stated, “The studies to date … indicate that significant releases of radioactive material due to a terrorist attack on a spent fuel pool are very unlikely. The safety and security of spent fuel storage is ensured through many safety and security measures that provide protection against terrorist threats.”

•	Since September 11, 2001, the Callaway Plant has made significant investments in additional plant security, including, but not limited to:

-	Extending and fortifying security perimeters around the plant;

-	Increasing patrols within security zones;

-	Installing new barriers to provide greater protection against vehicle bombs;

-	Installing additional high-tech surveillance equipment; and

-	Strengthening the coordination of security efforts with local, state and federal agencies.

The Board believes that, considering the proprietary nature of the information requested, the extensive regulation of the Callaway Plant by the NRC and current evaluations by the NRC and the Office of Homeland Security, there are no reasons to make public additional studies of the safety of spent fuel stored at the facility. Additional expenditures for such information would be imprudent, and therefore the Board unanimously recommends voting AGAINST ITEM (3).

Passage of the proposal requires the affirmative vote of a majority of the votes cast.

Item (4):    Shareholder Proposal Requiring an Independent Chairman of the Company’s Board of Directors

The proponent of the shareholder proposal described below notified the Company of its intention to attend the Annual Meeting to present the proposal for consideration and action. The name and address of the proponent and the number of shares it holds will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information.

RESOLVED: The shareholders of Ameren Corporation (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director – as defined by the rules of the New York Stock Exchange (“NYSE”) – be its Chairman of the Board of Directors.

SUPPORTING STATEMENT

The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer of the company.

We respectfully urge the board of our Company to dramatically change its corporate governance structure and the public’s perception of it by having an independent director, as defined by the NYSE, serve as its Chairman.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM (4).

The Board of Directors believes it would not be in the best interests of the Company and its shareholders to adopt a By-Law provision that would require that the Chairman of the Board be an independent director. The Chief Executive Officer’s service as Chairman does not impair the Board’s independence. The changes in corporate governance rules and regulations effected by the Sarbanes-Oxley Act of 2002 and the NYSE listing requirements have increased the role of independent directors and added additional protections for investors. The Company’s corporate governance structure ensures that strong, independent directors will continue to effectively oversee the Company’s management and key issues related to strategy, risk and integrity. The Company has long been a leader in having a strong and independent Board. Ten of the 12 nominees for director are independent. Only independent directors serve on the Audit Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee. In October 2002, non-management directors also initiated regular executive sessions. These sessions, currently scheduled for six times a year, take place after regular Board meetings outside the presence of the Chief Executive Officer or any other Company employee. The executive sessions are currently led by the Chairman of the Nominating and Corporate Governance Committee, acting as the Lead Director. The Lead Director is an independent director, selected by the Nominating and Corporate Governance Committee, with such selection ratified by the non-management members of the Board. The Lead Director convenes and chairs meetings of both the non-management directors and the independent directors in executive session; presides at all meetings of the Board at which the Chairman is not present; regularly polls the non-management directors for agenda items for meetings; serves as a liaison between the Chairman and Chief Executive Officer and the non-management directors; collaborates with the Chairman and Chief Executive Officer in developing the agenda for meetings of the Board and approves such agendas; approves information that is sent to the Board; collaborates with the Chairman and the Chief Executive Officer and the chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approves such schedules; collaborates with the Chairman and Chief Executive Officer in developing the budget of the Board; and if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board believes that combining the offices of Chairman and Chief Executive Officer contributes to a more efficient and effective Board. The Chief Executive Officer bears primary responsibility for managing the Company’s business day to day. As such, the Board believes the Chief Executive Officer is the person in the best position to chair regular Board meetings and help ensure that key business issues and interests of all the Company’s stakeholders (shareholders, employees, communities and customers) are brought to the Board’s attention. In addition, any director may request the inclusion of specific agenda items for Board meetings.

There is no evidence that having one person serve as both Chairman of the Board of Directors and Chief Executive Officer has had a detrimental effect on Board or Company performance. Furthermore, in its supporting statement, the proponent refers to certain corporate scandals. The Company has not been a party to any such corporate scandals. The Board believes that the Company is currently well served by having one person serve as Chairman of the Board and Chief Executive Officer. The Company’s By-Laws give the Board the flexibility, based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of then-current and anticipated future circumstances, to either separate the offices of Chairman and Chief Executive Officer or combine them. The proposal advocated by the proponent would require a particular structure and limit the Board’s flexibility to organize its functions and conduct its business in the manner it deems most advantageous to the Company.

Directors of the Company, including the Chairman, are bound by fiduciary obligations imposed by state law to serve the best interests of the shareholders. Separating the offices of Chairman and Chief Executive Officer would not serve to enhance or lessen the fiduciary duties of any director of the Company.

The Board believes that the interests of the Company and its shareholders are best served at this time through the experienced leadership and efficient operation afforded by a full-time Chairman and Chief Executive Officer, subject to oversight and review by the Company’s independent directors, and therefore the Board unanimously recommends voting AGAINST ITEM (4).

Passage of the proposal requires the affirmative vote of a majority of the votes cast.

Item (5):    Other Matters

The Board of Directors does not know of any matter, other than the election of Directors, ratification of the appointment of independent auditors, and the shareholder proposals set forth above, which may be presented to the meeting.

SECURITY OWNERSHIP

Security Ownership of More Than 5% Shareholders – The following table contains information with respect to the ownership of Ameren Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock owned Beneficially at December 31, 2004		Percent of Common Stock (%)
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisers, Inc. One Franklin Parkway San Mateo, California 94403	11,833,406	(1)	6.1

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	11,700,460	(2)	6.0

(1)	The number of shares owned as of December 31, 2004 according to a Schedule 13G filed with the SEC on February 11, 2005. Franklin Resources, Inc. is a parent holding company, Charles B. Johnson and Rupert H. Johnson, Jr. are each a control person, and Franklin Advisers, Inc. is an investment adviser, all in accordance with SEC Rule 13d-1(b)(1)(ii). The shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect advisory subsidiaries, including subsidiaries of Franklin Resources, Inc. These adviser subsidiaries have been granted all investment and/or voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal shareholders of Franklin Resources, Inc. According to the Schedule 13G filing, Franklin Resources, Inc., its principal shareholders and each of the adviser subsidiaries disclaim any economic interest or beneficial ownership in any of the shares. Schedule 13G reports that Franklin Advisers, Inc. and Fiduciary Trust Company International have sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 11,689,442 shares and 143,964 shares, respectively. The shares reported include 429,442 shares resulting from the assumed conversion of 800,600 shares of the Company’s 9.75% Adjustable Conversion-Rate Equity Security Units.
(2)	The number of shares owned as of December 31, 2004 according to Amendment No. 6 to Schedule 13G filed with the SEC on February 4, 2005. Capital Research and Management Company is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. It is deemed to be the beneficial owner of the shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The shares reported by Capital Research and Management Company include 1,480,460 shares resulting from the assumed conversion of 2,760,000 shares of the Company’s 9.75% Adjustable Conversion-Rate Equity Security Units.

Security Ownership of Management – The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock as of February 1, 2005 for (i) each director and nominee for director of the Company, (ii) the Company’s Chairman, Chief Executive Officer and President, the four other most highly compensated executive officers of the Company (and/or its subsidiaries) who were serving as executive officers at the end of 2004, named in the Summary Compensation Table below (the “Named Executive Officers”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Percent Owned(2)
Warner L. Baxter	28,266	*
Daniel F. Cole	66,424	*
Susan S. Elliott	2,056	*
Clifford L. Greenwalt(3)	21,036	*
Thomas A. Hays(3)(4)	14,657	*
Gayle P. W. Jackson	-	*
James C. Johnson	-	*
Richard A. Liddy	13,391	*
Gordon R. Lohman	5,456	*
Richard A. Lumpkin	8,310	*
John Peters MacCarthy(3)(5)	14,557	*
Paul L. Miller, Jr.	5,217	*
Charles W. Mueller	63,761	*
Douglas R. Oberhelman	2,382	*
Gary L. Rainwater	70,591	*
Harvey Saligman	8,557	*
Patrick T. Stokes	2,000	*
Steven R. Sullivan	16,434	*
Thomas R. Voss	42,447	*

All directors, nominees for director and executive officers as a group (45 persons)	746,466	*

*	Less than one percent.

(1)	This column lists voting securities, including restricted stock held by current and former executive officers over which the individuals have voting power but no investment power. Also includes shares issuable within 60 days upon the exercise of stock options as follows: Mr. Baxter, 3,525; Mr. Cole, 46,650; Mr. Rainwater, 8,150; Mr. Sullivan, 3,525; and Mr. Voss, 16,300. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 195,291,612 shares of Common Stock outstanding on February 1, 2005 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2005, including, but not limited to, upon the exercise of options.

(3)	Directors Greenwalt, Hays and MacCarthy are completing their Board service at the Annual Meeting.

(4)	13,657 of Director Hays’ shares are held by TMH Investment Co. Ltd., a family partnership of which he is the managing general partner, and 1,000 of Director Hays’ shares are held in a revocable trust.

(5)	Director MacCarthy disclaims ownership of 5,000 of the reported shares held by his spouse and children as trustees.

The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

Section 16(a) Beneficial Ownership Reporting Compliance – Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock to file reports of their ownership in the equity securities of the Company and its subsidiaries and of changes in that ownership with the SEC and the NYSE. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the filed reports and written representations that no other reports are required, each of the Company’s directors and executive officers complied with all such filing requirements during 2004. The Company does not have any greater than 10 percent shareholders.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Ameren Corporation Human Resources Committee Report on Executive Compensation and the Performance Graph on page 25 shall not be deemed to be incorporated by reference into any such filings.

Ameren Corporation Human Resources Committee Report on Executive Compensation

The philosophy of the Human Resources Committee of Ameren Corporation’s Board of Directors for compensation of the executive officers of Ameren Corporation and its subsidiaries (collectively referred to as “Ameren”) is to provide a competitive total compensation program that is based on the approximate median of the range of compensation paid by similar utility industry companies, adjusted for Ameren’s short- and long-term performance and the individual’s performance. The adjustment for Ameren’s performance aligns the interest of management with that of shareholders to maximize shareholder value. Accordingly, the Human Resources Committee, which is comprised entirely of independent Directors, makes annual reviews of the compensation paid to the executive officers of Ameren in order to (i) support Ameren’s overall business strategy and objectives; (ii) attract and retain key executives; (iii) link compensation with business objectives and Ameren’s performance; and (iv) provide competitive compensation opportunities. The Human Resources Committee retains an independent executive compensation consultant who provides market information on executive compensation. Because the Human Resources Committee believes in linking the interests of management and shareholders, Ameren’s Board of Directors included stock ownership requirements for Ameren’s executive officers in order for restricted stock granted under the Long-Term Incentive Plan described below to vest. The Human Resources Committee’s compensation decisions with respect to the five highest paid officers of Ameren are subject to approval by Ameren Corporation’s Board of Directors. Following the annual reviews, the Human Resources Committee authorizes appropriate changes to the three basic components of the executive compensation program, which are:

•	Base salary,

•	A performance-based short-term incentive plan, and

•	A performance-based long-term incentive plan.

First, in evaluating and setting base salaries for executive officers, including the Chief Executive Officers of Ameren, the Human Resources Committee considers: individual responsibilities, including changes which may have occurred since the prior review; individual performance in fulfilling responsibilities, including the degree of competence and initiative exhibited; relative contribution to the results of operations; the impact of operating conditions; the effect of economic changes on salary structure; and comparisons with compensation paid by similar utility industry companies. The Human Resources Committee has not found it practicable to, and has not attempted to assign relative weights to the specific factors considered in determining the Chief Executive Officer’s and other executive officers’ compensation. During 2004, Mr. Gary L. Rainwater served as Chief Executive Officer of Ameren Corporation and its principal subsidiaries, Union Electric Company, Central Illinois Public Service Company, CILCORP Inc., Central Illinois Light Company and, since its acquisition in September 2004, Illinois Power Company. With respect to setting Mr. Rainwater’s 2004 base salary, the Human Resources Committee gave special consideration to his promotion to Chief Executive Officer of Ameren Corporation on January 1, 2004.

The second component of the executive compensation program is a performance-based Executive Incentive Compensation Plan (the “Short-Term Incentive Plan”) established by the Ameren Corporation Board of Directors, which provides specific, direct relationships between corporate results and Short-Term Incentive Plan compensation. For 2004, Ameren consolidated year-end earnings per share (EPS) target levels were set by the Human Resources Committee. There were three EPS performance levels established for 2004. “Threshold” is the minimum EPS performance level that incentives or bonuses will be funded; “Target” is the goal or desired level of EPS performance; and “Maximum” is the highest level of incentive funding based on exceptional EPS performance. If EPS reaches at least the Threshold target level, the Human Resources Committee authorizes cash incentive payments with respect to the EPS performance level within prescribed ranges based on individual performance and degree of responsibility. If EPS fails to reach the Threshold target level, no payments are made. Under the Short-Term Incentive Plan, it is expected that incentive payments to the Chief Executive Officers of Ameren will range from 0-90% of base salary. For 2004, the actual cash incentive payment to Chief Executive Officer Rainwater was 78% of base salary.

The third component of the 2004 executive compensation program is the Long-Term Incentive Plan of 1998 (the “Long-Term Incentive Plan”), which also ties compensation to performance. The Long-Term Incentive Plan was approved by Ameren Corporation shareholders at its 1998 annual meeting and provides for the grant of options, restricted stock, performance awards, stock appreciation rights and other awards. The Human Resources Committee determines who participates in the Long-Term Incentive Plan and the number and types of awards to be made. It also sets the terms, conditions, performance requirements and limitations applicable to each award under the Long-Term Incentive Plan. Since 2001, awards have been exclusively in the form of restricted stock which has the potential to vest equally over a seven-year period from the date of grant (one-seventh on each anniversary date) based upon the achievement of certain Ameren EPS performance levels (which correspond to the levels established for the Short-Term Incentive Plan) and upon the officer’s achievement of required stock ownership levels based on position and salary. There will be no annual vesting if the EPS performance does not reach a minimum level that is established annually over the seven-year vesting period. The vesting period is reduced from seven years to three years if Ameren’s EPS achieves a prescribed growth rate over the three-year period. Executive officers cannot receive more than the original restricted stock grants plus dividend appreciation on shares granted under the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, it is expected that the value of restricted stock awards to Ameren’s executive officers will range from 40% to 85% of base salary. In 2004, Chief Executive Officer Rainwater was granted a restricted stock award of 11,923 shares of Ameren Common Stock valued at $552,512 (85% of Chief Executive Officer Rainwater’s base salary) based on the closing market price of $46.34 per share on February 13, 2004, the date the restricted stock was awarded.

In determining the 2004 compensation of Chief Executive Officer Rainwater, as well as compensation for the other executive officers, the Human Resources Committee considered and applied the factors discussed above. Further, the reported compensation reflects a level of achievement exceeding the Target but short of the Maximum level in 2004 EPS. Based upon its review of Ameren’s executive compensation program and the advice and guidance that the Human Resources Committee has received from its independent executive compensation consultant, the Human Resources Committee believes that the program’s basic structure is appropriate, competitive and effective to serve the purposes for which it was established.

Human Resources Committee:

Gordon R. Lohman, Chairman

Thomas A. Hays

Richard A. Liddy

John Peters MacCarthy

Human Resources Committee Interlocks and Insider Participation

The members of the Human Resources Committee of the Board of Directors for the 2004 fiscal year were Messrs. Lohman, Hays, Liddy and MacCarthy. No member of this committee was at any time during the 2004 fiscal year or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under applicable SEC rules. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Human Resources Committee during the 2004 fiscal year.

Performance Graph

This graph shows Ameren’s (NYSE ticker symbol AEE) cumulative total shareholder return during the five fiscal years ended December 31, 2004. The graph also shows the cumulative total returns of the S&P 500 Index and the Edison Electric Institute (“EEI”) Index. The comparison assumes $100 was invested on January 1, 2000 in Ameren Common Stock and in each of the indices shown and assumes that all of the dividends were reinvested.

(a)	Edison Electric Institute Index of 100 investor-owned electric utilities.

Note: Ameren management consistently cautions that the stock price performance shown in the graph above should not be considered indicative of potential future stock price performance.

Compensation Tables

The following tables set forth compensation information for the Company’s Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries. No options were granted in fiscal year 2004 to any Named Executive Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Annual Compensation		Long-Term Compensation Awards		All Other Compensation($)(4)
		Salary($)	Bonus($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)
G. L. Rainwater	2004	650,000	507,000	552,512	-	20,973
Chairman, Chief Executive	2003	500,000	397,500	374,987	-	20,718
Officer and President,	2002	500,000	200,000	375,020	-	22,237
Ameren, CILCORP,
UE and Ameren
Services;
Chairman and
Chief Executive
Officer, CIPS, CILCO
and IP

W. L. Baxter	2004	420,000	273,000	315,019	-	12,168
Executive Vice	2003	340,834	287,340	191,984	-	12,013
President and	2002	293,333	128,000	168,003	-	3,408
Chief Financial
Officer, Ameren,
CIPS, UE,
Ameren Services,
AEG, CILCORP,
CILCO and IP

T. R. Voss(5)	2004	310,000	201,500	186,009	-	14,190
President, AER and AE;	2003	270,417	202,900	156,019	-	14,241
Senior Vice	2002	260,000	88,000	156,018	-	15,869
President, UE,
CIPS, Ameren Services,
CILCORP, CILCO
and IP

D. F. Cole	2004	292,000	148,050	175,212	-	12,372
Senior Vice	2003	280,000	176,970	167,981	-	12,571
President, UE,	2002	280,000	89,600	168,003	-	12,473
CIPS, Ameren Services,
AEG, CILCORP, CILCO
and IP

S. R. Sullivan	2004	290,000	150,800	174,007	-	8,163
Senior Vice President,	2003	254,771	155,760	98,198	-	9,897
General Counsel and Secretary,	2002	245,500	73,500	98,218	-	10,596
Ameren, CIPS, UE, Ameren
Services, AER, AEG, AE,
CILCORP, CILCO and IP

(1)	Includes compensation received as an officer of Ameren and its subsidiaries.
(2)	Amounts for each fiscal year represent bonus compensation earned for that year payable in the subsequent year.
(3)

This column is based on the closing market price of Ameren Common Stock on the date the restricted stock was awarded (for 2004, $46.34 per share on February 13, 2004; for 2003, $39.74 per share on February 14, 2003; and for 2002, $42.50 per share on February 8, 2002). The aggregate number of restricted shares of Ameren Common Stock held at December 31, 2004 and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed times the closing market price at December 31, 2004 ($50.14 per share), was 41,329 shares and $2,072,236 for Mr. Rainwater; 20,118 shares and $1,008,717 for Mr. Baxter; 13,245 shares and $664,104 for Mr. Voss; 13,343 shares and $669,018 for Mr. Cole; and 12,332 shares and $618,326 for Mr. Sullivan. Restricted shares have the potential to vest equally

Footnotes to Summary Compensation Table (Cont.)

over a seven-year period from date of grant (one-seventh on each anniversary date) based upon the achievement of certain Company EPS performance levels and upon the achievement of required stock ownership levels based on position and salary (ownership levels range from three to five times salary). The vesting period is reduced from seven years to three years if Ameren’s ongoing earnings per share achieve a prescribed growth rate over the three-year period. Restricted stock that would otherwise vest remains restricted until prescribed minimum stock ownership levels are satisfied by the Named Executive Officer. Upon the occurrence of a “change in control” as defined in the Long-Term Incentive Plan of 1998, all restrictions and vesting requirements with respect to the restricted stock terminate. Dividends paid on restricted shares are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the restricted shares. The Named Executive Officers are entitled to voting privileges associated with the restricted shares to the extent the restricted shares have not been forfeited.

(4)	Amounts include matching contributions to the Company’s 401(k) plan, the dollar value of insurance premiums paid by the Company with respect to term life insurance and above-market earnings on deferred compensation. See “Arrangements With Named Executive Officers – Deferred Compensation Plans” below. For fiscal year 2004, earnings on deferred compensation were not above market as defined by SEC rules. For fiscal year 2004, amount includes (a) matching contributions to the Company’s 401(k) plan and (b) the dollar value of insurance premiums paid by the Company, as follows:

	(a)	(b)
G. L. Rainwater	$9,851	$11,122
W. L. Baxter	10,480	1,688
T. R. Voss	9,358	4,832
D. F. Cole	9,788	2,584
S. R. Sullivan	6,808	1,355

(5)	Effective January 1, 2005, Mr. Voss was elected Executive Vice President and Chief Operating Officer of the Company.

AGGREGATED OPTION EXERCISES IN 2004

AND YEAR-END VALUES(1)

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Unexercised Options at Year End(#)		Value of In-the-Money Options at Year End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
G. L. Rainwater	78,150	1,029,488	- 0 -	8,150	- 0 -	155,991
W. L. Baxter	37,675	335,015	- 0 -	3,525	- 0 -	67,469
T. R. Voss	32,950	450,398	8,150	8,150	155,991	155,991
D. F. Cole	1,900	14,135	38,500	8,150	649,065	155,991
S. R. Sullivan	26,575	234,329	- 0 -	3,525	- 0 -	67,469

(1)	No options were granted by the Company in 2004.
(2)	These columns represent the excess of the closing price of the Company’s Common Stock of $50.14 per share, as of December 31, 2004, above the exercise price of the options, all of which were granted pursuant to the Company’s Long-Term Incentive Plan of 1998. The amounts under the Exercisable column report the “value” of options that are vested and therefore could be exercised. The Unexercisable column reports the “value” of options that are not vested and therefore could not be exercised as of December 31, 2004. There is no guarantee that, if and when these options are exercised, they will have this value. Upon the occurrence of a “change in control” as defined in the Company’s Long-Term Incentive Plan of 1998, all options become vested and immediately exercisable.

Ameren Retirement Plan

Most salaried employees of Ameren and its subsidiaries earn benefits in the Cash Balance account under the Ameren Retirement Plan immediately upon employment. Benefits generally become vested after five years of service. On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base pay, overtime and annual bonuses, which are equivalent to amounts shown as “Annual Compensation” in the Summary Compensation Table. The applicable percentage is based on the participant’s age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage is credited to the participant’s account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*	Transition Credit Pensionable Earnings	Total Credits

Less than 30	3%	1%	4%

30 to 34	4%	1%	5%

35 to 39	4%	2%	6%

40 to 44	5%	3%	8%

45 to 49	6%	4.5%	10.5%

50 to 54	7%	4%	11%

55 and over	8%	3%	11%

*	An additional regular credit of 3% is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury Bills for the previous October, plus one percent. The minimum interest credit is five percent. In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Ameren Retirement Plan as of January 1, 1998. Effective January 1, 2001, an Enhancement Account was added that provides a $500 additional credit at the end of each year. When a participant terminates employment, the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution. Benefits are not subject to any deduction for Social Security or other offset amounts.

In certain cases pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal Revenue Code. A Supplemental Retirement Plan is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such Code limitations were not in effect and the reduced benefit payable as a result of such Code limitations. The plan is unfunded and is not a qualified plan under the Internal Revenue Code.

The following table shows the estimated annual retirement benefits, including supplemental benefits, which would be payable to each Named Executive Officer listed if he were to retire at age 65, using his total compensation through December 31, 2004 and projecting his 2005 base salary to retirement, excluding bonuses, and payments were made in the form of a single life annuity.

Name	Year of 65th Birthday	Estimated Annual Benefit

G. L. Rainwater	2011	$203,000

W. L. Baxter	2026	183,000

T. R. Voss	2012	142,000

D. F. Cole	2018	142,000

S. R. Sullivan	2025	168,000

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Change of Control Severance Plan

Under the Ameren Corporation Change of Control Severance Plan, designated officers of Ameren and its subsidiaries, including the Named Executive Officers, are entitled to receive severance benefits if their employment is terminated under certain circumstances within three years after a “change of control”. A change of control occurs, in general, if (i) any individual, entity or group acquires 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren; (ii) individuals who, as of the effective date of the Plan, constitute the Board of Directors of Ameren, or who have been approved by a majority of the Board, cease for any reason to constitute a majority of the Board; (iii) Ameren enters into certain business combinations, unless certain requirements are met regarding continuing ownership of the outstanding Common Stock and voting securities of Ameren and the membership of its Board of Directors; or (iv) approval by Ameren shareholders of a complete liquidation or dissolution of the Company.

Severance benefits are based upon a severance period of two or three years, depending on the officer’s position. An officer entitled to severance will receive a cash lump sum equal to the following: (a) salary and unpaid vacation pay through the date of termination; (b) a pro rata bonus for the year of termination, and base salary and bonus for the severance period; (c) continued employee welfare benefits for the severance period; (d) a cash payment equal to the actuarial value of the additional benefits the officer would have received under Ameren’s qualified and supplemental retirement plans if employed for the severance period; (e) up to $30,000 for the cost of outplacement services; and (f) reimbursement for any excise tax imposed on such benefits as excess payments under the Internal Revenue Code.

Deferred Compensation Plans

Under the Ameren Deferred Compensation Plan and its Executive Incentive Compensation Program Elective Deferral Provisions, executive officers and certain key employees, including the Named Executive Officers, may annually choose to defer up to 30 percent of their salary and either 25, 50, 75 or 100 percent of their bonus. All of the Named Executive Officers have deferred amounts under one or both of the plans. The minimum amount of salary that can be deferred in any calendar year is $3,500 and the minimum amount of bonus that can be annually deferred is $2,000. Deferred amounts under both plans earn interest at 150 percent of the average Mergent’s Index rate until the participant retires or attains 65 years of age. After the participant retires, attains 65 years of age or dies, the deferred amounts under the plans earn the average Mergent’s Index rate. For 2004, the average Mergent’s Index rate was 5.67 percent, 150 percent of which was 8.51 percent. A participant may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period, up to 15 years with respect to deferred salary and up to 10 years with respect to deferred bonus. If a participant revokes the deferral election under either plan, deferred amounts will be distributed in a lump sum with all interest credited to the deferral account forfeited. In the event a participant terminates employment with Ameren prior to attaining retirement age and after the occurrence of a change in control (as defined in such plans), the balance in such participant’s deferral account, including interest payable at 150 percent of the average Mergent’s Index rate, is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

The Audit Committee reviews Ameren Corporation’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2004 Annual Report on SEC Form 10-K with Ameren’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether Ameren maintained effective internal control over financial reporting and management’s assessment of such effectiveness.

The Audit Committee has discussed with the independent auditors, the matters required to be discussed by the rules of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence from Ameren and its management including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, received from the independent auditors. To ensure the independence of the auditors, Ameren has instituted monitoring processes at both the internal management level and the Audit Committee level. At the management level, a vice president and the corporate controller are required to review and pre-approve all engagements of the independent auditors for any category of services, subject to the pre-approval of the Audit Committee described below. In addition, the corporate controller is required to provide to the Audit Committee at each of its meetings a written description of all services performed by the independent auditors and the corresponding fees. The monitoring process at the Audit Committee level includes a requirement that the Committee pre-approve the use of the independent auditors to perform any category of services. At each Audit Committee meeting, the Committee will receive separate reports from the independent auditors and the corporate controller concerning audit fees and fees paid to the independent auditors for all other services rendered, with a description of the services performed. The Audit Committee has considered whether the independent auditors’ provision of the services covered under the captions “Independent Auditors – Audit-Related Fees”, “– Tax Fees” and “– All Other Fees” in this proxy statement is compatible with maintaining the auditors’ independence and has concluded that the auditors’ independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ameren’s Annual Report on SEC Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee:

Harvey Saligman, Chairman

Richard A. Liddy

Richard A. Lumpkin

Paul L. Miller, Jr.

Douglas R. Oberhelman

INDEPENDENT AUDITORS

PwC served as the independent auditors for Ameren and its subsidiaries in 2004. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees For Fiscal Years 2004 and 2003

Audit Fees:

The aggregate fees for professional services rendered by PwC for (i) the audit of the consolidated annual financial statements of Ameren included in Ameren’s 2004 Summary Annual Report to Shareholders and in Ameren’s 2004 combined Form 10-K and the annual financial statements of its subsidiaries included in Ameren’s 2004 combined Form 10-K; (ii) the audit of Ameren’s internal control over financial reporting and management’s assessment of the effectiveness of such controls; (iii) the reviews of the quarterly financial statements included in the Forms 10-Q of Ameren and its subsidiaries for the 2004 fiscal year; and (iv) for services provided in connection with debt and equity offerings, were $1,854,200. These fees include all amounts paid to PwC for audit work performed in connection with IP subsequent to the acquisition by Ameren on September 30, 2004.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2003 fiscal year totaled $780,400.

Audit-Related Fees:

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2004 fiscal year totaled $510,350. Such services consisted of: (i) IP acquisition assistance – $242,500; (ii) employee benefit plan audits – $196,000; (iii) Illinois required audits – $40,000; (iv) certain accounting and reporting consultations – $27,850; and (v) stock transfer/registrar review – $4,000.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2003 fiscal year totaled $1,011,879.

Tax Fees:

PwC rendered no tax services to Ameren and its subsidiaries during the 2004 and 2003 fiscal years. In 2004, PwC provided a refund of previously paid tax fees due to engagement terms modification of $75,000.

All Other Fees:

The aggregate fees billed to Ameren by PwC during the 2004 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $94,685. Such services consisted of (i) agreed-upon procedure engagement related to coal supply contracts – $83,185; (ii) reference materials and a benchmarking tool – $8,000; and (iii) income tax return preparation for an expatriate employee of Ameren – $3,500.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2003 fiscal year totaled $43,500.

Policy Regarding the Approval of Independent Auditors Provision of Audit and Non-Audit Services

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors to Ameren and its subsidiaries. This policy and the procedure by which it is implemented is included in the “Audit Committee Report” above. The Audit Committee pre-approved under that policy 100 percent of the fees for services covered under the captions “Audit Fees,” “Audit-Related Fees” and “All Other Fees” for fiscal years 2003 and 2004.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the proxy material for the Company’s 2006 annual meeting of shareholders must be received by the Secretary of the Company on or before November 15, 2005. We expect that the 2006 annual meeting of shareholders will be held on April 25, 2006.

In addition, under the Company’s By-Laws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. The specific procedures to be used by shareholders to recommend nominees for director are set forth in the Company’s Policy Regarding Nominations of Directors, a copy of which is attached hereto as Appendix B. A copy of the Company’s By-Laws may be obtained by written request to the Secretary of the Company.

PROXY SOLICITATION

In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of stock of the Company. Proxies may be solicited by directors, officers and key employees of the Company on a voluntary basis without compensation. The Company will bear the cost of soliciting proxies on its behalf.

SUMMARY ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Ameren’s 2004 Summary Annual Report to Shareholders and 2004 Form 10-K, including consolidated financial statements for the year ended December 31, 2004, accompanies this proxy statement. The Summary Annual Report and 2004 Form 10-K is also available on the Company’s website at http://www.ameren.com. If requested, the Company will provide you copies of any exhibits to the 2004 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2004 Form 10-K by writing to the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S HOME PAGE ON THE INTERNET – HTTP://WWW.AMEREN.COM.

AMEREN CORPORATION	APPENDIX A

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. The Audit Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and the management of the Company. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full power to retain external auditors, outside counsel or other experts for this purpose. The Company shall at all times make adequate provisions for the payment of all fees and other compensation approved by the Audit Committee to the independent accountants in connection with the issuance of their audit report or to any consultants or experts employed by the Audit Committee. (Note: Commencing with the 2004 Annual Meeting of Shareholders of the Company, the Audit Committee shall perform its committee functions for all Ameren Corporation subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934.)

AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall satisfy the independence requirements of the New York Stock Exchange (“NYSE”) and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. The members of the Audit Committee will meet the applicable requirements of the Securities and Exchange Commission (“SEC”) and the NYSE. At least one member of the Audit Committee shall (a) qualify as a “financial expert” within the meaning of the rules of the SEC and (b) have “accounting or related financial management expertise” within the meaning of the rules of the NYSE. Audit Committee members shall not simultaneously serve on the audit committees of more than two additional audit committees of other public companies, unless the Board determines that service by any member of the Audit Committee on more than two additional audit committees of other public companies (other than controlled companies of Ameren Corporation) would not impair the ability of such member to effectively serve on Ameren’s Audit Committee. Directors’ fees (including fees for attendance at meetings of committees of the Board) are the only compensation that an Audit Committee member may receive from the Company.

The Board shall appoint the Chair and the other members of the Audit Committee annually, considering the recommendation of the Nominating and Corporate Governance Committee. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

The Chair shall be responsible for leadership of the Audit Committee, including overseeing the agenda, presiding over the meetings and reporting to the Board. The Audit Committee shall meet at least four times each year (or more frequently if circumstances require) and hold such other meetings from time to time as may be called by its Chair, the Chief Executive Officer or any two members of the Committee. Meetings may also be held telephonically or actions may be taken by unanimous written consent. A majority of the members of the Audit Committee shall constitute a quorum of the Committee. The vote of a majority of the members of the full Audit Committee shall be the act of the Committee. Except as expressly provided in this Charter or the By-Laws of the Company or as required by law, regulations or NYSE listing standards, the Audit Committee shall fix its own rules of procedure.

AUDIT COMMITTEE AUTHORITY, DUTIES AND RESPONSIBILITIES

1.   The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent accountants employed by the Company (including resolution of disagreements between management and the accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Audit Committee.

2.   The Audit Committee shall have the sole authority to appoint or replace the independent accountants that audit the financial statements of the Company. The Audit Committee shall have the ultimate authority and responsibility to evaluate the performance of the independent accountants and, where appropriate, replace the independent accountants. In the process, the Audit Committee will discuss and consider the accountants’ written affirmation that the accountants are in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports and will provide to the independent accountants full access to the Audit Committee (and the Board) to report on any and all appropriate matters.

3.   The Audit Committee shall ensure that the independent accountants submit on a quarterly basis to the Audit Committee a statement delineating all relationships between the independent accountants and the Company and actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the accountants’ objectivity and independence; and, if deemed appropriate by the Audit Committee, recommend that the Board of Directors take appropriate action to ensure the independence of the accountants.

4.   The Audit Committee shall review with the independent accountants and with the internal auditors the proposed scope of the annual audit (including planning, staffing, budget, locations and reliance upon management), past audit experience, the Company’s internal audit program, recently completed internal audits and other matters bearing upon the scope of the audit. The Audit Committee shall pre-approve all audit engagement fees and terms and other significant compensation to be paid to the independent accountants as well as approve all non-audit engagements with the independent accountants. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee.

5.   The Audit Committee shall review and discuss with management and the independent accountants the annual audited financial statements to be included in the Company’s Form 10-K filing, including (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, (b) matters regarding accounting and auditing principles as well as internal controls that could have a significant effect on the Company’s financial statements and (c) any other matters required to be discussed by the Statement on Auditing Standards No. 61, as modified or supplemented, relating to the conduct of the audit, prior to the filing of the Company’s Form 10-K. The Audit Committee shall also recommend to the Board that the Company’s annual financial statements, together with the report of their independent accountants as to their examination, be included in the Company’s Form 10-K.

6.   The Audit Committee shall review and discuss with management and the independent accountants the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as modified or supplemented, prior to the filing of the Company’s Form 10-Q, including the results of the independent accountants’ reviews of the quarterly financial statements to the extent applicable.

7.   The Audit Committee shall review and discuss with management and the independent accountants, as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and reports from management and the independent accountants as to the

Company’s internal controls over financial reporting and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent accountants and the management’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent accountants’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, derivatives and liquidity exposures, on the financial statements of the Company; (f) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance, if any (generally or on a case-by-case basis) provided to analysts and rating agencies; and (g) suggestions or recommendations of the independent accountants or the internal auditors regarding any of the foregoing items.

8.   The Audit Committee shall obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and the Company. The Audit Committee shall evaluate the qualifications, performance and independence of the independent accountants, including a review and evaluation of the lead partner of the independent accountant and taking into account the opinions of management and the Company’s internal auditors.

9.   The Audit Committee shall ensure that the lead audit partner of the independent accountants and the concurring audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002, and further consider rotation of the independent accountant firm itself.

10.   The Audit Committee shall recommend to the Board policies for the Company’s hiring of employees or former employees of the independent accountants who were engaged on the Company’s account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, CFO, controller or chief accounting officer to have participated in the Company’s audit as an employee of the independent accountants during the preceding one-year period).

11.   The Audit Committee shall discuss with the independent accountants any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

12.   The Audit Committee shall obtain and review disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

13.   The Audit Committee shall meet on a regular basis with a representative or representatives of the internal auditors of the Company and review the reports of the internal auditors.

14.   The Audit Committee shall review the independent accountants’ assessment of the Company’s internal controls and internal audit function.

15.   The Audit Committee shall (a) review the appointment, replacement, reassignment or dismissal of the internal audit manager or approve the retention of, and engagement terms for, any third party provider of internal audit services, (b) review the performance of the Company’s internal audit function and (c) ensure that the Company maintains an internal audit function.

16.   The Audit Committee shall maintain and review annually procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

17.   In conjunction with management, the internal auditors, and the independent accountants, the Audit Committee shall review significant financial risks to the Company and the steps taken to manage such risks.

18.   The Audit Committee shall review policies and procedures related to officers’ expense accounts and perquisites, including use of corporate assets.

19.   The Audit Committee shall review legal and regulatory matters that may have a material effect on financial statements, related Company compliance policies, and reports to regulators.

20.   The Audit Committee shall meet separately with internal auditors, independent accountants and management at least quarterly.

21.   The Audit Committee shall regularly report its significant activities and actions to the Board of Directors.

22.   The Audit Committee shall prepare a report for inclusion in the Company’s annual proxy statement as required by rules of the Securities and Exchange Commission and submit it to the Board for approval.

23.   The Audit Committee shall annually review the performance of the Audit Committee.

24.   The Audit Committee shall review and reassess the adequacy of this Charter on an annual basis and submit any recommended changes to the Board for approval.

25.   The Audit Committee shall review any reports of the independent accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the independent accountants any information with respect to illegal acts in accordance with Section 10A.

While the Audit Committee has the authority, duties and responsibilities set forth in this Charter, the Audit Committee’s function is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and, along with the internal auditors, for developing and maintaining systems of internal accounting and financial controls, while the independent accountants will assist the Audit Committee and the Board in fulfilling their responsibilities for their review of these financial statements and internal controls. The Audit Committee expects the independent accountants to call to their attention any accounting, auditing, internal accounting control, regulatory or other related matters that they believe warrant consideration or action. The Audit Committee recognizes that the financial management and the internal and outside accountants have more knowledge and information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee does not provide any expert or special assurance as to the Company’s financial statements or internal controls or any professional certification as to the independent accountants’ work.

February 13, 2004

APPENDIX B

POLICY REGARDING NOMINATIONS OF DIRECTORS

The Nominating and Corporate Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.	RECOMMENDED CANDIDATES. The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third party search firms and other sources. Under the terms of the Company’s By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company’s Common Stock who may also submit nominations in accordance with the procedures in Section 2 under “5% SHAREHOLDER RECOMMENDATIONS” and except as otherwise provided in the Company’s By-Laws. The shareholder’s notice must set forth (1) all information relating to such director nominee that is required to be disclosed under the federal securities laws in solicitation of proxies for election of directors in an election contest, including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) the name and address of the shareholder and any beneficial owner giving the notice as they appear on the Company’s books together with the number of shares of the Company’s Common Stock which are owned beneficially and of record by the shareholder and any beneficial owner; and (3) a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Corporate Compliance Policy.

2.	5% SHAREHOLDER RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5% of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director to the Committee provided that (1) written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in the Company’s By-Laws; (2) such notice must contain the name and address of the shareholder(s) and any beneficial owner(s) giving the notice as they appear on the Company’s books, together with evidence regarding the number of shares of the Company’s Common Stock together with the holding period and the written consent of the recommended candidate and the shareholder(s) to being identified in the Company’s proxy statement; (3) such notice must contain all information relating to such director nominee that is required to be disclosed under federal securities laws in solicitation of proxies for election of directors in an election contest; and (4) such notice must contain a signed statement by the nominee agreeing that, if elected, such nominee will (a) represent all Company shareholders in accordance with applicable laws and the Company’s By-Laws and (b) comply with the Company’s Corporate Compliance Policy.

3.	DESIRED QUALIFICATIONS, QUALITIES AND SKILLS. The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

4.	INDEPENDENCE. The Committee believes and it is the policy of the Company that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)	has not received and no member of his or her immediate family has received more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

(5)

(A) is not and no member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor; (B) is not a current employee of the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice; and (D) within the last three years was not and no member of his or her immediate family was (and no longer is), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

(6)	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;

(8)	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)	is not and no member of his or her immediate family is employed by or serves as a director, officer or trustee of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

1.	Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

2.	The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2% standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

5.

NOMINEE EVALUATION PROCESS. The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “RECOMMENDED CANDIDATES” in Section 1 and under “5% SHAREHOLDER RECOMMENDATIONS” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual Proxy Statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Guidelines and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.	CATEGORIZE RECOMMENDATIONS. For purposes of facilitating disclosure required in the Proxy Statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)	a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;

(2)	a third-party search firm used by or on behalf of the Company; and

(3)	any other specified source.

7.	MATERIAL CHANGES TO NOMINATION PROCEDURES. For purposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

8.	POSTING OF POLICY. This Director Nomination Policy shall be posted to the Company’s website in accordance with the Company’s Corporate Governance Guidelines.

9.	AMENDMENTS TO THIS POLICY. Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

10.	APPLICABILITY TO REGISTERED COMPANIES. This Director Nomination Policy shall apply to all Company subsidiaries which are registered companies under the Securities Exchange Act of 1934 and that are required to file a proxy statement pursuant thereto, provided that the independence requirements contained herein shall not apply to such registered companies which constitute “controlled companies” within the meaning of NYSE listing requirements pursuant to an election by each controlled company, as permitted under NYSE listing requirements.

February 11, 2005

☒	Please mark votes as in this example.	This proxy will be voted as specified below. If no direction is made, this proxy will be voted FOR all nominees listed on the reverse side and as recommended by the Board on the other items listed below.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

	FOR all nominees (except as listed below)	WITHHOLD AUTHORITY all nominees	ITEM 2	FOR	AGAINST	ABSTAIN	ITEM 4	FOR	AGAINST	ABSTAIN
ITEM 1 ELECTION OF DIRECTORS	☒	☒	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	☒	☒	☒	INDEPENDENT DIRECTOR AS CHAIRMAN OF THE BOARD	☒	☒	☒

FOR ALL EXCEPT: ______________________________			ITEM 3 REPORT ON STORAGE OF IRRADIATED FUEL RODS AT CALLAWAY PLANT	FOR ☒	AGAINST ☒	ABSTAIN ☒	I PLAN TO ATTEND THE ANNUAL MEETING				☒

SEE REVERSE SIDE

DATED , 2005

__________________________________________________________________________________
			SIGNATURE(S) -	Shares registered in the name of a Custodian or Guardian must be signed by such. Executors, administrators, trustees, etc. should so indicate when signing

^ Detach here from proxy voting card ^

PROXY VOTING INSTRUCTIONS

VOTE BY TELEPHONE Call toll-free using a touch-tone phone 1-877-326-3736	OR	VOTE BY INTERNET Log on at: http://www.ameren.com Click on the “Vote Your Proxy On-Line” link	OR	VOTE BY MAIL Return your proxy in the postage-paid envelope provided

Please have your proxy card available when you vote

by telephone or when you vote by Internet

•	Please follow the prompts that will be presented to you to cast your vote.

•	Cast your vote at anytime, 24 hours a day. However, your telephone or Internet vote must be received by 11:59 p.m. (Central Time) on April 24, 2005 to be counted in the final tabulation.

•	If you vote by telephone or by Internet, please do not send your proxy card by mail.

We encourage you to take advantage of voting by telephone or Internet.

These are convenient cost saving ways to vote your shares.

v Fold and detach here v

ANNUAL MEETING OF SHAREHOLDERS ADMISSION TICKET (SEE REVERSE SIDE)

AMEREN CORPORATION P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2005

The undersigned hereby appoints GARY L. RAINWATER, WARNER L. BAXTER and STEVEN R. SULLIVAN, and any of them, each with the power of substitution, as proxy for the undersigned, to vote all shares of capital stock of Ameren Corporation represented hereby at the Annual Meeting of Shareholders to be held at The Saint Louis Art Museum in Forest Park, One Fine Arts Drive, St. Louis, Missouri, on April 26, 2005 at 9:00 A.M., and at any adjournment thereof, upon all matters that may be submitted to a vote of shareholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy form and in their discretion on any other matter that may be submitted to a vote of shareholders.

NOMINEES FOR DIRECTOR -	SUSAN S. ELLIOTT, GAYLE P.W. JACKSON, JAMES C. JOHNSON, RICHARD A. LIDDY, GORDON R. LOHMAN, RICHARD A. LUMPKIN, PAUL L. MILLER, JR., CHARLES W. MUELLER, DOUGLAS R. OBERHELMAN, GARY L. RAINWATER, HARVEY SALIGMAN and PATRICK T. STOKES

Please vote, date and sign on the reverse side hereof and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

SEE REVERSE SIDE

AMEREN CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 26, 2005

9:00 a.m. CST

The Saint Louis Art Museum in Forest Park

One Fine Arts Drive

St. Louis, MO 63110